EXHIBIT 11

                       BB&T CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                   1996            1995            1994
                                                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
PRIMARY EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during the period....     136,024,587     135,911,150     134,150,184
  Add --
     Dilutive effect of outstanding options (as determined by application of
       treasury stock method)...............................................       1,975,928       1,218,140       1,181,522
     Issuance of additional shares under share repurchase agreement,
       contingent upon market price.........................................         151,675              --              --
  Weighted average number of common shares, as adjusted.....................     138,152,190     137,129,290     135,331,706
  Net income................................................................   $     330,175   $     227,268   $     275,316
  Less -- Preferred dividend requirement....................................             610           5,079           5,198
  Income available for common shares........................................   $     329,565   $     222,189   $     270,118
  Primary earnings per share................................................   $        2.39   $        1.62   $        2.00
FULLY DILUTED EARNINGS PER SHARE:
  Weighted average number of common shares outstanding during the period....     136,024,587     135,911,150     134,150,184
  Add --
     Shares issuable assuming conversion of convertible preferred stock.....         938,652       4,458,426       4,548,236
     Dilutive effect of outstanding options (as determined by application of
       treasury stock method)...............................................       2,402,795       1,458,096       1,186,516
     Issuance of additional shares under share repurchase agreement,
       contingent upon market price.........................................         151,675              --              --
     Shares assuming conversion of convertible debentures...................              --         326,751         497,463
  Weighted average number of common shares, as adjusted.....................     139,517,709     142,154,423     140,382,399
  Net income................................................................   $     330,175   $     227,268   $     275,316
  Add -- After tax interest expense and amortization of issue costs
     applicable to convertible debentures...................................              --             211             325
  Net income, as adjusted...................................................   $     330,175   $     227,479   $     275,641
  Fully diluted earnings per share..........................................   $        2.37   $        1.60   $        1.96